Exhibit 99.1

NEUROBO PHARMACEUTICALS APPOINTS HYUNG HEON KIM

AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

BOSTON, August 14, 2023 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases, today announced the appointment of current Board member, Hyung Heon (“H.H.”) Kim, as the Company’s Chief Executive Officer and President, effective immediately.

Mr. Kim succeeds Joseph Hooker, who served as interim Chief Executive Officer and President since January 2023.

Prior to his appointment as Chief Executive Officer and President, Mr. Kim served as the General Counsel and a Senior Vice President of Dong-A ST Co, Ltd. (“Dong-A”), currently the Company’s largest stockholder and NeuroBo’s partner with respect to its newly in-licensed assets, DA-1241 and DA-1726, potential therapies for nonalcoholic steatohepatitis (NASH), obesity and type 2 diabetes. Mr. Kim has been with Dong-A and its affiliates in various roles since 2012.

“H.H.’s deep familiarity with DA-1241 and DA-1726 and strong working relationship with our partner, Dong-A, along with his operational experience, will put NeuroBo in a strong position to advance the clinical development of DA-1241 and DA-1726,” said Andrew I. Koven, Chairman of NeuroBo’s Board of Directors. “We are also pleased that H.H. will continue to serve on the Board, where, since 2021, he has made significant contributions to the evolution of the Company.”

Mr. Kim stated, “It is my honor to lead NeuroBo as we continue to advance our diversified pipeline and to position the Company as a leader in the development of treatments for NASH, along with obesity and type 2 diabetes. I look forward to working closely with the NeuroBo team to deliver on the promise of DA-1241 and DA-1726 as we move these assets through their next stages of clinical development, particularly in NASH and obesity and potentially type 2 diabetes, areas with enormous market opportunity.”

About Hyung Heon Kim

Mr. Kim has served as a member of the Company’s Board since July 2021. Prior to his appointment as Chief Executive Officer and President of the Company, Mr. Kim was the General Counsel and a Senior Vice President of Dong-A ST and Dong-A Socio Group, a Korean-based group of companies mainly engaged in the research, development, production and sale of pharmaceuticals, medical devices and APIs. Mr. Kim previously served as Executive Director of Dong-A ST from 2018 through 2020 and as Head of International Legal Affairs for Dong-A Socio Holdings Co., Ltd., a Korean-based holdings company for the Dong-A Socio group of companies from 2012 to 2018. During his time at Dong-A ST and Dong-A Socio Holdings, he negotiated many significant transactions, including licensing and investment transactions. Since April 2021, Mr. Kim has served as a director of AnaPath Services GmbH, a private, Swiss-based provider of scientific research and development services. Mr. Kim previously served as legal counsel to SK Energy Co., Ltd. and SK Innovation Co., Ltd. He received his Bachelor of Law degree from Soongshil University in Korea, and obtained his Juris Doctor from Washington University School of Law.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Non-Alcoholic Steatohepatitis (NASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, which promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with NeuroBo’s ability to execute on its commercial strategy, the success of NeuroBo’s new permanent Chief Executive Officer and President, the advancement of NeuroBo’s drug development pipeline, in particular through clinical development, NeuroBo’s ability to follow the timeline for regulatory submissions and obtain regulatory approvals with respect to the development and commercialization of NeuroBo’s current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A, including the impact on future financial and operating results of NeuroBo; the ability to integrate the new product candidates into NeuroBo’s business in a timely and cost-efficient manner; the cooperation of NeuroBo’s contract manufacturers, clinical study partners and others involved in the development of NeuroBo’s current and future product candidates; costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in NeuroBo’s filings with the SEC; and other factors discussed in the “Risk Factors” section of NeuroBo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2023. In addition, the forward-looking statements included in this press release represent NeuroBo’s views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo’s views as of any date subsequent to the date hereof.

Contacts

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Michael Miller
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